__________, 201__

PERSONAL & CONFIDENTIAL

____________
Board of Directors
BWX Technologies, Inc.

RE: 201 Director Equity Grant

Dear ____________:

In accordance with the Non-Employee Director Compensation Program approved by the Board of Directors of BWX Technologies, Inc. (“BWXT”), you received a grant (the “Grant”) of _______ Restricted Stock Units (“RSUs”) under the 2010 Long-Term Incentive Plan of BWXT (as amended to date, the “Plan”) on ________, 201__ (the “Grant Date”). Capitalized terms used, but not otherwise defined, in this document will have the meanings given to such terms in the Plan.

Grant of RSUs. You have been granted the number of RSUs indicated above. Each RSU represents a right to receive a Share effective on the last day of the Vesting Period, which for this Grant is the same day as the Grant Date (the “Vesting Date”).

Settlement of RSUs. RSUs will be settled in Shares as soon as administratively practicable, but in no event later than 30 days following the Settlement Date. For purposes hereof, “Settlement Date” means either: (a) the Vesting Date or (b) in the event you made a permitted deferral election pursuant to the Plan with respect to this Grant, the date(s) of the applicable distribution event in accordance with such deferral election.

Dividend, Voting Rights and Other Rights. You shall have no rights of ownership in the Shares underlying the RSUs and shall have no right to vote such Shares until the date on which the Shares are transferred to you pursuant hereto. To the extent that cash dividends are otherwise paid with respect to Shares, dividend equivalents will be credited with respect to the Shares underlying the RSUs and shall be deferred (with no earnings accruing) until and paid to you at the same time the underlying Shares are transferred to you.

Tax Consequences. BWXT has been advised that for U.S. federal income tax purposes, as of the Settlement Date, you will be deemed to have received compensation taxable as ordinary income equal to the Fair Market Value of the Shares received hereunder on the Settlement Date. To the extent applicable, it is intended that this document and the Grant comply with the provisions of Section 409A of the Code. This document and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this document or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by BWXT without your consent). You are solely responsible for the taxes associated with the Grant and you should consult with and rely on your own tax advisor, accountant or legal advisor as to the tax consequences to you of this Grant, including settlement.

Adjustments. The RSUs and the number of Shares issuable for each RSU, and the other terms and conditions of the Grant evidenced by this document, are subject to adjustment, including as provided in Section 4.3 of the Plan.

Securities and Exchange Commission Requirements. Because you are a Section 16 insider, this Grant must be reported on a Form 4 before the end of the second (2nd) business day following the Grant Date. You are also subject to Rule 144. This Rule is applicable only when the underlying Shares are sold, so you need not take any action under Rule 144 at this time.

No Right to Future Awards or Board Membership. The grant of the RSUs under this document to you is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in this document shall confer upon you any right to continued service as a member of the Board.

Amendments. Any amendment to the Plan shall be deemed to be an amendment to this document to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect your rights under this document without your written consent, and (b) your consent shall not be required to an amendment that is deemed necessary by BWXT to ensure compliance with Section 409A of the Code.

Severability. In the event that one or more of the provisions of this document shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

Relation to Plan. This document is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this document and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this document.

Acknowledgement. You acknowledge that you (a) have received a copy of the Plan, (b) have had an opportunity to review the terms of this document and the Plan, (c) understand the terms and conditions of this document and the Plan and (d) agree to such terms and conditions.

Other Information. If you have any questions concerning the aforementioned, please do not hesitate to contact ______________ at ______________.

Please acknowledge receipt and acceptance of all of the Grant and its terms by signing both this letter and the enclosed copy thereof and returning such signed copy to BWXT at 11525 N. Community House Road, Charlotte, North Carolina 28277, attention of _______________, and marked “Personal and Confidential” as soon as possible following receipt hereof.

Very truly yours,

        BWX TECHNOLOGIES, INC.

ACCEPTED:

_________________________________ Date: __________